Exhibit 10.1

UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement (the “Agreement”) is made and entered into with the intent it be effective as of June 12, 2020 (the “Effective Date”), by and among MIDWEST HOLDING INC., a Nebraska corporation (“Buyer”); AURORA FINANCIAL SERVICES, a Delaware corporation (“Seller”); and 1505 CAPITAL LLC, a Delaware limited liability company (the “Company”).

WHEREAS, the Company has 1000 outstanding and issued Class A Units (the “Units”);

WHEREAS, Seller is the owner of 490 of the Units (the “Seller Units”), and Seller desires to sell all of its Seller Units to Buyer under the terms and provisions set forth herein; and

WHEREAS, Buyer desires to purchase all of the Seller Units under the terms and provisions set forth herein.

NOW THEREFORE, in consideration of the foregoing, the parties agree as follows:

1.  Sale. Seller shall sell to Buyer and Buyer shall purchase from Seller all of the Seller Units, free and clear of any and all liens, encumbrances and liabilities, at Closing (as defined below).

2.  Purchase Price. Buyer agrees to pay Seller and Seller agrees to accept from Buyer, in each case, at Closing the sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) in cash for all of the Seller Units (the “Purchase Price”).

3.  Restrictions on Transfer of Units. Prior to Closing, Seller covenants and agrees with Buyer that Seller shall not sell, assign, transfer, gift, pledge, encumber or otherwise dispose of any of the Seller Units, nor do anything which would cause a lien to be placed against the Seller Units or any of the assets of the Company.

4.  [RESERVED]

5.  Closing. The transactions contemplated by this Agreement shall be consummated at a closing to occur on or before June 15, 2020. For purposes of clarification and the avoidance of doubt, Seller acknowledges, accepts and agrees that Seller will not own any Units of the Company after the closing of this transaction.

6.  Representations and Warranties of the Seller. Seller represent, warrant and covenant to Buyer, as of the Effective Date, each of the following (which representations, warranties and covenants shall survive the Closing):

(a)  No Liens or Encumbrances. As of the Closing, all of the Seller Units to be purchased and sold hereunder will be owned by Seller in Seller’s name, individually, free and clear of any liens and encumbrances, and Seller will convey such Seller Units to Buyer free and clear of any liens and encumbrances.

(b)  Noncontravention. The execution and delivery of this Agreement by Seller and the consummation of the transactions as contemplated on Seller’s part do not or will not violate or result, with the giving of notice or the lapse of time or both, in a material violation of any provision of (i) any existing law or regulation or any order, award or decree of any court, arbitrator or governmental authority by which Seller is bound or (ii) any mortgage, indenture or security agreement to which Seller is a party or by which Seller or Beneficial Owner (as defined below) is bound.

(c)  Enforceability. This Agreement and all other agreements to be executed in connection with this Agreement are valid and binding and enforceable upon and against Seller in accordance with the respective terms.

(d)  Claims and Proceedings. To Seller’s knowledge, there are no pending or threatened claims, complaints, proceedings, demands, liabilities, suits or actions against Seller (including, without limitation, proceedings by any public or quasi-public authority, and foreclosure procedures or other action by any mortgage or lienholder) before any court or governmental, administrative or regulatory agency or authority which could adversely affect the right or authority of Seller to convey any of the Seller Units to Buyer at Closing.

(e)  Bankruptcy or Insolvency Proceedings. To Seller’s knowledge, there are no attachments, executions, assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy pending or threatened against Seller or Beneficial Owner.

(f)  Material Information. Seller has made such investigation of the Company as Seller deems necessary in order to determine the value of the Seller Units, and Seller has received answers with respect to such questions to the full satisfaction of Seller.

(g)  No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the sale of any of the Seller Units by Seller under this Agreement

7.  Representations and Warranties of Buyer. Buyer represents, warrants and covenants to Seller as of the Effective Date, each of the following (which representations, warranties and covenants shall survive the Closing):

(a)  Noncontravention. The execution and delivery of this Agreement by Buyer and the consummation of the transactions as contemplated on Buyer’s part does not or will not violate or result, with the giving of notice or the lapse of time or both, in a material violation of any provision of (i) any existing law or regulation or any order, award or decree of any court, arbitrator or governmental authority by which Buyer is bound or (ii) any mortgage, indenture or security agreement to which Buyer is a party or by which Buyer is bound.

(b)  Enforceability. This Agreement and all other agreements to be executed in connection with this Agreement are valid and binding and enforceable upon and against Buyer in accordance with the respective terms.

(c)  Claims and Proceedings. To Buyer’s knowledge, there are no pending or threatened claims, complaints, proceedings, demands, liabilities, suits or actions against Buyer (including, without limitation, proceedings by any public or quasi-public authority, and foreclosure procedures or other action by any mortgage or lienholder) before any court or governmental, administrative or regulatory agency or authority which could adversely affect the right or authority of Buyer to acquire any of the Seller Units from Seller at Closing or to pay the Purchase Price.

(d)  No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the purchase of any of the Seller Units by Buyer under this Agreement.

(e)  “As Is” Sale. Buyer acknowledges and agrees that upon Closing, Seller shall sell to Buyer and Buyer shall accept the Seller Units and all beneficial interests arising therefrom “AS IS”. Other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement, Buyer has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Company or the Seller Units made or furnished by Seller, or any principal, shareholder, agent or third party related to, representing or purporting to represent Seller, whether made or given, directly or indirectly, orally or in writing.

(f)  Buyer Independent Evaluation. Buyer represents that it is (i) the majority owner of the Company as of the time of the sale of the Seller Units and (ii) a knowledgeable, experienced and sophisticated investor and accordingly, is relying solely on its own expertise in purchasing the Seller Units and shall make an independent verification of the accuracy of any documents and information regarding the Company. Buyer acknowledges that Seller has afforded Buyer a full opportunity to conduct such investigations of the Company and the Seller Units as Buyer deemed necessary and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement.

8.  Mutual Waiver of Claims.

(a)  Seller’s Waiver of Claims. Seller and Richard Vecchiolla as the indirect beneficial owner of the Seller Units (the “Beneficial Owner”) on Seller’s own behalf, Beneficial Owner’s own behalf, and each of their successors, heirs and assigns (collectively, the Seller Parties”), hereby release, acquit and forever discharge Buyer from any and all claims, demands, causes of action and liabilities of whatever nature, whether known or unknown, foreseen or unforeseen, that the Seller Parties (as defined below) may now have or may in the future claim to have against Buyer and/or the Company arising out of the sale of any of the Seller Units to Buyer, except to the extent such claims, demands, causes of action or liabilities arise out of a failure by Buyer to pay the Purchase Price.

(b)  Buyer Waiver of Claims. Buyer on its own behalf and on behalf of any affiliates, principals, shareholders, directors, successors, heirs and assigns of any kind whatsoever (collectively the “Buyer Parties”), hereby release, acquit and forever discharge the Seller Parties from any and all claims, demands, causes of action and liabilities of whatever nature, whether known or unknown, foreseen or unforeseen, that the Buyer Parties may now have or may in the future claim to have against any Seller Party arising out of the sale of any of the Seller Units to Buyer, except to the extent such claims, demands, causes of action or liabilities arise out of a material breach by Seller of Seller’s representations and warranties detailed herein.

9.  Confidentiality. Seller agrees to hold in strict confidence and not to disclose to any third party (other than shareholders of the Seller) any information of a confidential nature not generally available to the public which has become known to Seller as a member of the Company relating to the business, operations, finances and plans or customers of the Company

10.  Severability. If any term or provision of this Agreement is held to be illegal, invalid or unenforceable by any court of competent jurisdiction, then the remaining terms and provisions of this Agreement shall continue in full force and effect and shall be enforceable to the fullest extent permitted by law.

11.  Amendment. This Agreement may not be amended, modified or revoked in whole or in part, except by the written consent of all parties.

12.  Survival of Representations. The parties agree that all representations and covenants made by either party shall survive the Closing hereof for the benefit of the party to which such representation or covenant was made.

13.  Entire Agreement. Each party expressly certifies that such party has entered into this Agreement upon mature consideration and after ample opportunity to seek the advice of separate legal and tax counsel and that this Agreement contains the entire understanding of the parties hereto, and no promises or representations of facts have been made by either party to the other except as contained herein. Any prior contract, agreement, oral or written representations or promises made by either party or their agents, not otherwise codified in this Agreement, shall not be binding upon the parties.

14.  Necessary Instruments. The parties agree to execute, acknowledge and deliver any instruments necessary or advisable to carry into effect the terms and provisions of this Agreement at Closing and thereafter.

15.  Notice. All notices or other communications under this Agreement shall be in writing and shall be considered properly given if mailed by registered or certified United States Mail, postage prepaid, addressed in care of the Buyer or Seller (as applicable) at its last-known address, or sent by electronic mail.

16.  Successor and Assigns. This Agreement shall be binding upon the successors and assigns of Seller and Buyer and upon the executors, administrators, heirs and assigns of the parties hereto.

17.  Waiver of Breach. A waiver of a breach by a party to this Agreement shall not operate as a waiver of any continuing or further breaches by such party.

18.  Governing Law. The parties agree that this Agreement shall be governed by the substantive laws of the State of Delaware applicable to contracts entered into and fully performed in Delaware. Any claim, controversy or dispute between the parties arising out of or with respect to this Agreement shall be brought in the appropriate state or federal courts located in the State of Delaware, and the parties hereby consent to, and irrevocably waive any challenges based on, jurisdiction and venue in order to fully effectuate the foregoing.

19.  Captions. Title or captions of sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of the Agreement or the intent of any provision hereof.

20.  Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together shall constitute one and the same instrument.

21.  Operating Agreement. Promptly following the payment of the Purchase Price, Buyer shall promptly amend and restate the operating agreement of the Company to reflect the sale of the Seller Units to Buyer.

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IN WITNESS WHEREOF, Seller, Beneficial Owner, Buyer and Company have each executed this Agreement with the intent that it be effective as of the Effective Date.

BUYER:

MIDWEST HOLDING INC.

By:	/s/ Mark A. Oliver
Name:	Mark A. Oliver
Title:	President
Date:	June 12, 2020

SELLER:

AURORA FINANCIAL SERVICES, INC.

By:	/s/ Richard Vecchiolla
Name:	Richard Vecchiolla
Date:	June 12, 2020

Solely with respect to Section 8, BENEFICIAL OWNER:

RICHARD VECCHIOLLA

By:	/s/ Richard Vecchiolla
Date:	June 12, 2020

COMPANY

1505 CAPITAL LLC

By:	/s/ Michael W. Minnich
Name:	Michael W. Minnich
Date:	June 12, 2020